[LETTERHEAD OF MOORE STEPHENS, P.C.]


May 7, 1999

                                                                    Exhibit 16.1

Securities and Exchange Commission
450 5th Street, NW
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statesments made by Chem International, Inc. (the "Company") (File No. 000-28876) which we understand will be filed with the Securities and Exchange Commission (the "Commission"), pursuant to the requirements of Item 4 of Form 8-K, as part of the Company's Current Report on Form 8-K, on May 10, 1999. We agree with the statements made concerning Moore Stephens, PC in such Form 8-K.

Sincerely,

/s/ Moore Stephens, P.C.

MOORE STEPHENS, P.C.